Exhibit 10.1

AMENDMENT NO. 2 OF NOTES AGREEMENT

This Amendment No. 2 of Notes Agreement (this “Agreement”), dated as of July 6, 2022 and effective as of the same date (the “Effective Date”), is entered into between LiveOne, Inc., a Delaware corporation (the “Company”), and Harvest Small Cap Partners, L.P., a Delaware limited partnership (the “Noteholder”). Capitalized terms used in this Agreement but not defined herein have the meanings ascribed to them in the Securities Purchase Agreement, dated as of July 2, 2020, as amended on July 30, 2020 (the “SPA”), between the Company and No Street Capital LLC, a Delaware limited liability company, pursuant to which the Note was issued to the Noteholder.

Recitals

WHEREAS, the Company and the Noteholder entered into that certain 8.5% Senior Secured Convertible Note in the aggregate amount of $4,496,035 (the “Note”) originally issued on September 15, 2020 and amended on June 3, 2021; and

WHEREAS, the Company and the Noteholder desire to (i) amend the Note, (ii) extend the maturity date of the Note and (iii) agree to certain other terms as set forth herein.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties mutually agree as follows:

A. Maturity Date. The maturity date of the Note shall be extended to June 3, 2024.

B. Interest Payments. The quarterly interest payment due to Noteholder for the fiscal quarter ended June 30, 2022 (the “June Interest Payment”) shall be paid by the Company to Noteholder no later than July 18, 2022; provided that if the Company does not pay the June Interest Payment by July 18, 2022, the Company shall pay the default interest rate set forth in the Note and an additional $50,000 shall be added to the accrued interest as a penalty. The quarterly interest payment due to Noteholder for the fiscal quarter ending September 30, 2022 shall be due and payable at the same time as the quarterly interest payment due and payable to Noteholder for the fiscal quarter ending December 31, 2022.

C. Free Cash Restriction. The amount of Free Cash (as such term is defined in the Note) required under Section 6(c) of the Note shall be as follows with no other changes to Section 6(c): (i) $7,000,000 from the date hereof through December 31, 2022 (inclusive), (ii) $8,000,000 from January 1, 2023 and until June 30, 2023 (inclusive), and (iii) $10,000,000 from July 1, 2023 and until the Note is repaid in full at its maturity date of June 3, 2024; provided, that in the event that the Note is repaid or prepaid by the Company, the amount of Free Cash required under Section 6(c) of the Note shall be then permanently reduced to the amount equal to the product of (x) (A) the aggregate principal amount of the Note then outstanding, plus (B) the aggregate principal amount of the Company’s 8.5% Senior Secured Convertible Note in the aggregate amount of $10,503,965, originally issued to Harvest Small Cap Partners Master, Ltd. (the “Harvest Ltd.”) on September 15, 2020, then outstanding, multiplied by (y) two-thirds (2/3);

D. Prepayment. The Company shall have the right to pay any or all of the Note and accrued interest on the amount so paid at any time without any repayment/prepayment penalties and without the written consent of the Noteholder, provided, that the Company shall give the Noteholder at least five (5) days prior written notice of any such prepayment or repayment (email sent to the notice set forth in the SPA shall suffice);

E. Potential Share Issuances and Adjustments. (i) If at least $1,498,678 of the original principal amount of the Note is not repaid by the Company on or prior to January 1, 2023, the Conversion Price (as defined in the Note) shall be amended to $3.00 per share, and the Company shall issue to the Noteholder, as soon as practicable after January 1, 2023 and no later than January 5, 2023, an additional 74,934 shares of the Company’s restricted common stock, $0.001 par value per share (the “Common Stock”); (ii) if at least $2,248,018 of the original principal amount of the Note is not repaid by the Company on or prior to June 30, 2023, the Conversion Price shall be further amended to $2.50 per share, and the Company shall then issue to the Noteholder, as soon as practicable after June 30, 2023 and no later than July 5, 2023, an additional 149,868 shares of Common Stock; and (iii) if the entire principal amount of the Note then outstanding is not repaid by the Company on or prior to January 1, 2024, the Conversion Price shall be further amended to $2.25 per share, and the Company shall then issue to the Noteholder, as soon as practicable after January 1, 2024 and no later than January 5, 2024, an additional 224,802 shares of Common Stock.

F. Repayment Upon Financing. If after the date hereof and while the Note is outstanding the Company or any of its subsidiaries (including, without limitation, Courtside Group, Inc. (dba PodcastOne)) (“PC1”) completes an equity or debt financing (other than the Current PCI Financing (defined below) but only to the extent the Current PCI Financing occurs in July 2022) in the amount of $10 million or greater (a “Financing”), the Note repayments shall be paid in cash by the Company to the Noteholder as follows: (i) a Financing that raises between $10 million and $20 million shall require a minimum repayment equal to the lower of (x) the then outstanding principal amount of and accrued and unpaid interest under the Note or (y) $299,736; (ii) a Financing that raises more than $20 million and less than $30 million shall require a minimum repayment equal to the lower of (x) the then outstanding principal amount of and accrued and unpaid interest under the Note or (y) $1,498,678; (iii) a Financing that raises more than $30 million and less than $35 million shall require a minimum repayment equal to the lower of (x) the then outstanding principal amount of and accrued and unpaid interest under the Note or (y) $2,997,357; and (iv) a Financing that raises more than $35 million shall require a minimum repayment equal to the then outstanding principal amount of and accrued and unpaid interest under the Note. Notwithstanding anything else herein to the contrary, upon any such Financing, the Company shall repay a portion of the Note equal to an amount equal to ten percent (10%) of the amount raised in the Financing. Such repayment shall be made to Noteholder within five (5) business days of the closing of the Financing.

G. PCI Financing. If requested by the Company on or prior to July 31, 2022, the Noteholder will in good faith consider entering into the PC1 bridge financing consent, substantially in the form of Exhibit A attached hereto, and with such changes as the Noteholder and the Company shall mutually reasonably agree (the “Current PCI Financing”).

H. PCI Earnout. The Company shall settle in cash and/or equity of the Company or otherwise extend to July 2024 the $3 million earn-out payment that may be due under the Stock Purchase Agreement, dated as of May 7, 2020, among the Company, PC1, LiveXLive PodcastOne, Inc., the persons identified as “Sellers” on the signature pages thereto, and Norman Pattiz, as the representative of the Sellers.

I. CEO. If at any time that the Note is outstanding Robert S. Ellin ceases to be the Company’s Chief Executive Officer and unless an equally or better qualified CEO, as determined by the majority of the Company’s then-independent directors, is appointed in connection with or on or prior to the (i) 30th day (inclusive) after the effective date on which Mr. Ellin ceases to serve in such capacity, the Company shall repay the following amount of the Note equal to the lower of (x) the then outstanding principal amount of and accrued and unpaid interest under the Note or (y) $1,498,678; and (ii) 91st day (not inclusive) after the effective date on which Mr. Ellin ceases to serve in such capacity, the Company shall repay the following amount of the Note equal to the lower of (x) the then outstanding principal amount of and accrued and unpaid interest under the Note or (y) $2,997,357.

J. Additional Share Issuance and Rule 144. In consideration of the Noteholder agreeing to the terms of this Agreement, the Company agrees to issue to the Noteholder 149,868 restricted shares of Common Stock. The Company hereby agrees to provide Noteholder all information necessary for the Noteholder to have freely-tradeable shares after the six (6) month lockup period expires, including an opinion of counsel, within 48 business hours from the date the six-month lockup period expires, subject to the Noteholder providing to the Company and its legal counsel and transfer agent such documentation as they shall reasonably request. The Company represents and warrants that any and all shares of Common Stock issued or issuable hereunder will be duly authorized, non-assessable, fully paid and not subject to preemptive or other similar rights.

K. Stock Splits. Any and all share and conversion amounts and conversion price numbers set forth in this Agreement shall be proportionately adjusted as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise of the Company.

L. Trinad Capital. In consideration of the Noteholder agreeing to the terms of this Agreement, Trinad Capital Master Fund Ltd. (“Trinad Capital”) agrees to extend the maturity date of all of the Company’s currently outstanding 8.5% unsecured convertible notes issued to Trinad Capital to July 1, 2024. The Company represents and warrants that the unsecured convertible note set forth in this Section L, plus any accrued and unpaid interest thereunder, represents all amounts due to Trinad Capital by the Company or any of its subsidiaries as of the date hereof.

M. EWB Consent. The effectiveness of this Agreement (including, without limitation, Section L) is subject to the consent of East West Bank to be obtained by the Company as soon as possible after the date hereof, on terms reasonably satisfactory to Noteholder, but no later than seven (7) business days after the full execution of this Agreement, for the additional share issuances, interest payment dates, maturity dates (for each of the Noteholder, Harvest Ltd. and Trinad Capital) extension and revised Free Cash restrictions set forth herein (the “EWB Consent”). Such date on which the EWB Consent is obtained, if any, shall be referred to herein as the “Effective Date”. Any and all future payments, prepayments or share issuances required or agreed to be made pursuant to this Agreement shall be subject to the prior written consent of East West Bank and the Company hereby agrees to use commercially reasonable efforts to obtain such consent.

N. MNPI. Noteholder shall be deemed to be in possession of material non-public information regarding the transactions contemplated by this Agreement until 5:30 pm ET on the fourth (4th) business day following the Effective Date, by which time, assuming this Agreement is executed by the parties hereto and EWB Consent is obtained, the Company shall be required to publicly disclose the material terms of this Amendment, or if such information is no longer deemed material non-public information as confirmed in writing (email shall suffice) by the Company to the Noteholder on or prior to such date; provided that in the event that the Company does not make the disclosures set forth in this Section, the Noteholder is authorized to make any such disclosures deemed reasonably necessary by the Noteholder to ensure that any such information is no longer deemed material non-public information and such disclosure by the Noteholder shall not be a breach of any of Noteholder’s confidentiality obligations to the Company.

O. Accredited Investor Representation & Legends. The Noteholder represents and warrants to the Company that the Noteholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). The Company and the Noteholder agree that except as set forth herein all certificates or book entry statements representing any shares of Common Stock which at any time are required to be issued pursuant to the provisions of this Agreement shall have endorsed upon them standard legends representing restrictions on transfer applicable under the Act.

P. Miscellaneous. Each party represents and warrants to the other party that such first party has full power and authority to enter into this Agreement, and such agreement constitutes his valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited bylaws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. Except as set forth herein, the Company hereby ratifies and reaffirms the Notes which shall remain in full force and effect. Except as set forth herein, this Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Notes. In the event of any conflict or inconsistency between this Agreement and the terms of the Notes, the terms of this Agreement shall be controlling, but the Notes and the Transaction Documents shall not otherwise be affected or the rights therein impaired. This Agreement, the Note and the Transaction Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of Agreement, the Note and the Transaction Documents merge into this Agreement and the Notes. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules or provisions. The parties agree to take all such further action(s) as may reasonably be necessary to carry out the transactions contemplated hereunder as soon as practicable. This Agreement shall inure to the benefit of and shall be binding on and shall be enforceable by the parties and their respective, successors and permitted assigns. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

Q. Legal Fees. The Company agrees to pay, within two business days of the date of this Agreement, all of the Noteholders legal fees related to this Agreement.

R. Counterparts. This Agreement may be executed in one or more counterparts and by the parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

The parties agree for and on behalf of their respective party as of the first date written above.

COMPANY:

LiveOne, Inc.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

Signed:	July 7, 2022

NOTEHOLDER:

Harvest Small Cap Partners, L.P.

By:	/s/ Jeff Osher
Name:	Jeff Osher
Title:	Managing Member

Signed:	July 7, 2022

Solely with respect to Section L of

this Agreement, the undersigned

agrees and acknowledges as of

the first date written above:

Trinad Capital Master Fund, Ltd.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Managing Director and Portfolio Manager

Signed:	July 7, 2022

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